Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ACTINIUM PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF FEBRUARY, A.D. 2015, AT 10:31 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5306858 8100 150269289 You may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 2154628 DATE: 02-26-15

State of Delaware Secretary of State Division of Corporations Delivered 11:57 AM 02/26/2015 FILED 10:31 AM 02/26/2015 SRV 150269289 - 5306858 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Actinium Pharmaceuticals, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "TENTH" so that, as amended, said Article shall be and read as follows:

Term. The directors shall be divided into three classes, designated as Class I, Class II, and Class III. Class I shall consist of up to three directors, Class II shall consist of up to three directors, and Class III shall consist of up to three directors. Each such director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting (see attached) at which the director was elected. Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified, or until his retirement, death, resignation or removal. No class shall have more than one director than any other class and each class shall be approximately the same size. For example, if there are seven (7) directors, Class I may have 2 directors, Class II may have 2 directors, and Class III may have three directors. In order to implement a classified Board of directors, Class I shall serve a twelve (12) month term from the date of the 2013 annual stockholders meeting; Class II shall serve a twenty four (24) month term from the date of the 2013 annual stockholders meeting; and Class III shall serve a thirty-six (36) month term from the 2013 annual stockholders meeting. Directors elected at each annual meeting commencing in 2014 shall be elected for a 3 year term as specified above.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of February    , 2015.

By:	/s/ Kaushik J. Dave
Authorized Officer
Title:	President and Chief Executive Officer

Name:	Kaushik J. Dave
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